United States

Securities and Exchange Commission

Washington, D.C.  20549

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No. 4)

Luxemburg Bancshares, Inc.

---------------------------------------

(Name of Issuer)

Common Stock, $ 1.00 par value

---------------------------------------

(Title of Class of Securities)

N/A

---------------------------------------

(CUSIP Number)

December 31, 2004

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[  ]   Rule 13d-1(b)

[  ]   Rule 13d-1(c)

[x]   Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

Schedule 13G

CUSIP No.:  N/A

1.

NAME OF REPORTING PERSON.

Nancy Vincent

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

(a)  [     ]

(b)  [     ]

3.

SEC USE ONLY.

4.

CITIZENSHIP OR PLACE OF ORGANIZATION.

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER.

0

6.

SHARED VOTING POWER.

40,408

7.

SOLE DISPOSITIVE POWER.

0

8.

SHARED DISPOSITIVE POWER.

40,408

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

40,408

10.

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES.

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9).

7.2%

12.

TYPE OF REPORTING PERSON.

IN

Schedule 13G

CUSIP No.:  N/A

1.

NAME OF REPORTING PERSON.

Benjamin Laird

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

(a)  [     ]

(b)  [     ]

3.

SEC USE ONLY.

4.

CITIZENSHIP OR PLACE OF ORGANIZATION.

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER.

0

6.

SHARED VOTING POWER.

40,408

7.

SOLE DISPOSITIVE POWER.

0

8.

SHARED DISPOSITIVE POWER.

40,408

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

40,408

10.

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES.

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9).

7.2%

12.

TYPE OF REPORTING PERSON.

IN

Schedule 13G

CUSIP No.:  N/A

1.

NAME OF REPORTING PERSON.

Irvin G. and Nancy Vincent Living Trust

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

(a)  [     ]

(b)  [     ]

3.

SEC USE ONLY.

4.

CITIZENSHIP OR PLACE OF ORGANIZATION.

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER.

20,203

6.

SHARED VOTING POWER.

0

7.

SOLE DISPOSITIVE POWER.

20,203

8.

SHARED DISPOSITIVE POWER.

0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

20,203

10.

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES.

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9).

3.6%

12.

TYPE OF REPORTING PERSON.

00

Schedule 13G

CUSIP No.:  N/A

1.

NAME OF REPORTING PERSON.

Nancy Vincent Life Trust

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

(a)  [     ]

(b)  [     ]

3.

SEC USE ONLY.

4.

CITIZENSHIP OR PLACE OF ORGANIZATION.

USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER.

20,205

6.

SHARED VOTING POWER.

0

7.

SOLE DISPOSITIVE POWER.

20,205

8.

SHARED DISPOSITIVE POWER.

0

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

20,205

10.

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES.

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9).

3.6%

12.

TYPE OF REPORTING PERSON.

00

Schedule 13G

CUSIP No.:

N/A

ITEM 1(a).

NAME OF ISSUER.

Luxemburg Bancshares, Inc.

ITEM 1(b).

ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES.

630 Main Street

Luxemburg, Wisconsin  54217

ITEM 2(a).

 NAME OF PERSON FILING.

Nancy Vincent and Benjamin Laird, co-trustees of the Irvin G. and Nancy Vincent Living Trust and Nancy Vincent Life Trust

ITEM 2(b).

ADDRESS OF PRINCIPAL BUSINESS OFFICE.

P.O. Box 480

Luxemburg, Wisconsin  54217

ITEM 2(c).

CITIZENSHIP.

U.S.A.

ITEM 2(d).

TITLE OR CLASS OF SECURITIES.

Common Stock, $1.00 par value

ITEM 2(e).

CUSIP NUMBER.

N/A

ITEM 3.

N/A

ITEM 4.

OWNERSHIP.

(a)

Amount Beneficially Owned:  see pages 2-5

(b)

Percent of Class:  see pages 2-5

(c)

Number of Shares as to which such person has:

(i)

sole power to vote or to direct the vote:  see pages 2-5

(ii)

shared power to vote or to direct the vote:  see pages 2-5

(iii)

sole power to dispose or to direct the disposition of:  see pages 2-5

(iv)

shared power to dispose or to direct the disposition of:  see pages 2-5

Schedule 13G

ITEM 5.

OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [  ].

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

N/A

ITEM 7.

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

N/A

ITEM 8.

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

N/A

ITEM 9.

NOTICE OF DISSOLUTION OF GROUP.

N/A

ITEM 10.

CERTIFICATION.

N/A

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 25th day of January, 2005.

_/s/ Nancy Vincent

Nancy Vincent

IRVIN G. AND NANCY VINCENT

LIVING TRUST

__/s/ Nancy Vincent

Nancy Vincent, Co-Trustee

NANCY VINCENT LIFE TRUST

__/s/ Nancy Vincent

Nancy Vincent, Co-Trustee

__/s/ Benjamin Laird

Benjamin Laird

RULE 13d-1 (k) (1)

The undersigned, on this 25th day of January, 2005 agree and consent to the joint filing on behalf of this Schedule 13G Amendment in connection with their beneficial ownership of the common stock of Luxemburg Bancshares, Inc.

Dated this 25th day of January, 2005.

__/s/ Nancy Vincent

Nancy Vincent

IRVIN G. AND NANCY VINCENT

LIVING TRUST

__/s/ Nancy Vincent

Nancy Vincent, Co-Trustee

NANCY VINCENT LIFE TRUST

__/s/ Nancy Vincent

Nancy Vincent, Co-Trustee

__/s/ Benjamin Laird

Benjamin Laird